EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(1)	Western Telephone Company 100%-Owned Subsidiary Incorporated in the State of Minnesota

(2)	Peoples Telephone Company 100%-Owned Subsidiary Incorporated in the State of Iowa

(3)	New Ulm Phonery, Inc. 100%-Owned Subsidiary Incorporated in the State of Minnesota

(4)	New Ulm Cellular #9, Inc. 100%-Owned Subsidiary Incorporated in the State of Minnesota

(5)	New Ulm Long Distance, Inc. 100%-Owned Subsidiary Incorporated in the State of Minnesota

The financial statements of all such subsidiaries are included on the consolidated financial statements of New Ulm Telecom, Inc.

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